Exhibit 99.481

FINDINGS & RECOMMENDATIONS: California Power Exchange Report on Directors Interviews Held April 22nd & 23rd, 1998

WHAT WE HEARD..... The PX is a technology-based market services company Customer expectations exceed available resources ($&people) and, they exceed technical delivery capabilities Knowledge about our customers & our markets is difficult to obtain Risk exposure is high Business processes & operational infrastructure are misaligned & unstable Market growth & product/service expansion are critical to the PX's survival

SHARED BELIEFS.....What Is Needed Focused Program Management & Systems Integration Prioritization and review of business/system development investments & results Information tools for analysis of market and customer behavior Technology & business process alignment to ensure operational stability Scaleable and flexible systems and processes Market growth plus product& service expansion

WHAT WE (PSC) PROPOSE.... Developing A Progressive Business Relationship commencing with.... Program Management & Systems Integration - engage to: Assist in Set-up of Change Management Committee methods & tools Assess system integration plans for Stage 2 & Stage 3 Operational Assessment - what will it take to stabilize? Resolve Folsom Back-up issues & assess business resumption plans Investigate Service Level Agreements match to operational needs Review commercial contracts (service vendor, consultant, software& hardware) to assess risks and highlight issues Determine current state of maintenance plans, documentation, knowledge transfer and, transition of source code

WHAT WE (PSC) PROPOSE....cont'd Technology Architecture Assessment - What it is and, what does it mean? Capture and document current state Assess findings to current & future needs for scalability & flexibility Market & Customer Knowledge Information Analysis - how to optimize? Determine data requirements & sources- including Monitoring & Compliance needs Assess existing environment with view towards creation of data warehouse & knowledge mining tools FUTURE FOCUS AREAS Business systems/processes integration Design of New Business Opportunities

Business Relationship Concept Phased setting of relationship balancing immediate & future needs Service focus: Consultantcy / Specialist IT Development Business Solution Service Operations Risk Sharing (less) (more) Business Enterprise Service "White Space" Enterprise IPO Vehicle Analysis/report Deliverable Defined result Service level agreements Business result +SLA Market growth Time and materials Cost + Est Cost + range Business unit transaction and baseline Preferred market rate + baseline risk performance "Sweat" equity and services Consultant Contractor Contractor Contractor Alliance Partnership Rationalization and Technology Innovation Commercial Co-leaders & thought mantra Relationship Type: Contract Terms: Performance Basis:

SUMMARY PSC proposes engaging initially with a small, select team of specialists to: Assist in setting up Program Management methods & tools Assess System Integration plans for Stage 2 & 3 Evaluate Technology Operations Review Technology Architectures Develop Information Warehouse approach The outcomes of these efforts are expected to offer shared performance objectives from which a business relationship can be structured Opportunities to jointly develop new markets & create products and service portfolio will be a topic of future relationship discussions